EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of November, 2014, by and between ZRHO Beverages, Inc., a Nevada company having its principal place of business at 4446 E. Amberwood Dr., Phoenix, Arizona 85048, (the “Employer”), and Edward C. Orr, III, an individual (the “Employee”).  As used herein, the term “Parties” shall be used to refer to the Employer and Employee jointly.

WHEREAS:

A.           Employer is a private company and

B.           Employer is of the opinion that Employee has education, experience and/or expertise which is of value to Employer and its shareholders, and

C.           Employer and Employee acknowledge and agree that each party seeks to revoke all prior oral and written agreements, understandings, and arrangements between Employer and Employee in connection with Employee’s proposed employment by Employer.

D.           Employer desires to be assured of the association and services of Employee and Employer acknowledges that Employee does not have any existing conditions or incapacity which would render him unfit to fulfill her obligations under this Agreement.

E.           Employee is willing and desires to be employed by Employer, and Employer is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereto acknowledge Employer and Employee agree as follows:

1.	EMPLOYMENT: Employer hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below) and the renewal term (as defined in Section 2.2 below), if applicable.

2.1	Original Term: The Term of this Agreement shall commence on November 3, 2014 and expire on November 3, 2016, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal Term:  This Agreement shall automatically be extended for additional one (1) year renewal terms unless either party gives written notice to terminate this Agreement at least one hundred & eighty (180) days prior to the end of the preceding term.  Notwithstanding this renewal provision, the Parties shall by way of mutual agreement, at least 180 days prior to the end of the preceding term, finalize any amendments to compensation, duties or any other material section hereof as will be applicable to the subsequent renewal term. Additionally, the Employee and the Employer with approval by the Board of Directors, have the option to revise Compensation, including any sub section of Section 3 below, on a quarterly basis.

3.	COMPENSATION.

3.1.
Salary:  Employer shall pay Employee a monthly base salary of One Thousand Dollars ($1,000) less taxes and other withholdings as required by law.  All payroll checks will be payable in accordance with Employer’s normal policies but in no event less often than monthly (the “Salary”).

4.	EMPLOYEE BENEFITS.

4.1
General Benefits:  Employee shall be allowed to participate in all benefit plans and programs of Employer currently existing or hereafter made available to executives or senior management of Employer, including but not limited to, dental and medical insurance, including coverage for dependents of Employee, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Business Expense: Employee shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Employee in performing Employee’s duties and obligations under this Agreement.  Employer shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

4.3
Vacation:  Employee shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of four (4) weeks during which time Employee’s compensation will be paid in full. Vacation days will accrue at a rate of 13.33 hours a month with a maximum of 160 hours accrual at one time. Upon reaching a total of 160 hours/4 weeks accrual will cease.  Unused days of vacation will be compensated in accordance with Employer’s policy as established by Employer from time to time.  Employee may take the vacation periods at any time during the year as long as Employee schedules time off as to not create hardship on Employer.  In addition, Employee shall have such other days off as shall be determined by Employer and shall be entitled to paid sick leave and paid holidays in accordance with Employer’s policy.

5.	DUTIES/SERVICE

5.1
Position: Employee is employed as Chief Executive Officer, and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Employer and its Board of Directors.

5.2	Place of Employment: The place of Employee’s employment and the performance of Employee’s duties will be at Employer’s corporate headquarters or at a location agreed upon by Employer and Employee.

5.3
Extent of Services: Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Employer.  The precise services of the Employee may be extended or curtailed, from time to time as agreed upon by Employer and Employee, and Employee agrees to render such different and/or additional services of a similar nature as agreed upon by Employer and Employee.  However, Employer shall not require Employee to relocate without Employee’s prior written consent

5.3.1 Except as otherwise agreed by Employer and Employee in writing, it is expressly understood and agreed that Employee’s employment is full-time and of a critical nature to the success of Employer and is therefore exclusive.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless Employer and Employee mutually agree to such activity.  Employer acknowledges that Employee presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies do not compete with Employer or interfere with the performance of Employee’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors and Employee.

5.3.2 Additionally, Employer recognizes that Employee has, or may have in the future, non-passive equity positions in other companies, which do not compete with Employer in the reasonable judgment of the Board of Directors and Employee.  Employer recognizes that such equity positions may occasionally require some limited attention from Employee during normal business hours.  However, Employee agrees that if such time is considered excessive by the Board of Directors, Employee shall be so advised and noticed by Employer and Employee shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.
TERMINATION.  The Term of this Agreement shall end upon (a) upon the Employee’s resignation, death or permanent disability or incapacity; or (b) by Employer at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
By Resignation:  If Employee resigns, Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of such resignation and Employee’s Shares shall be deemed vested only through the date of such resignation.

6.2
By Reason of Incapacity or Disability: If Employee becomes so incapacitated by reason of accident, illness, or other disability that Employee is unable to carry on substantially all of the normal duties and obligations of Employee under this Agreement for a continuous period of ninety (90) days (the “Incapacity Period”), this Agreement shall terminate but Employee shall be entitled to receive Employee’s Salary and Incentive Compensation for an additional 6 months. Employee’s Shares shall be deemed vested through the same 6 month period.

6.3
By Reason of Death:  If Employee dies during the Term of or any renewal term hereof this Agreement, Employer shall pay employee’s compensation to the estate of Employee, for an additional 6 months.  Employee’s Shares shall be deemed vested through the same 6 month period.

6.4
For Cause:  If the Term of this Agreement is terminated by Employer for Cause: (a) Employee shall be entitled to receive Employee’s Salary and Incentive Compensation only through the date of termination.  However, if a dispute arises between Employer and Employee that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 10.8, Employer shall have the option to pay Employee the lump sum of Six (6) months base of Employee’s Salary at the time of termination (the “Severance Payment”) rather than Employee’s Salary and Incentive Compensation through the date of termination, and Employee’s Shares shall continue to be deemed vested through the date of such termination for Cause.  Such determination to pay the Severance Payment in lieu of Employee’s Salary and Incentive Compensation shall be made in the reasonable judgment of the Chairman.  If Employer elects to make a payment to Employee of the Severance Payment, the Parties hereto agree that such payment and the payment provided by Section 6.6 shall be Employee’s complete and exclusive remedy for such a termination for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Employer; (ii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to Employer’s standing and reputation; (iii) Employee’s continued failure to perform Employee’s duties or complete tasks assigned by Employer after ten (10) days’ written notice thereof to Employee; or (iv) the actual conduct of, and not merely the allegation of, gross negligence or willful misconduct by Employee with respect to Employer;

6.5
Without Cause: If Employer terminates the Employee’s employment without Cause: Employee shall be entitled to receive, for a period of six months (6), Employee’s Base Salary, payable in periodic installments on Employer’s regular paydays, at the rate then in effect.  The payments provided by Sections 6.5 and 6.6 shall be Employee’s complete and exclusive remedy for any termination without Cause.

6.6
Change in Control: If employment is terminated in connection with a change in control of the Company, Employee is entitled to six months of current monthly salary paid in one lump sum.  Additionally all unvested stock immediately vest.

6.7
Effect of Termination on Unused Vacation Time:  Upon the termination of this Agreement for any reason whatsoever, with the exception of Change In Control, Employee shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans, and within the accrual limitations

7.
RETURN OF EMPLOYER PROPERTY:  Employee agrees that upon any termination of his employment, Employee shall return to Employer within a reasonable time not to exceed two (2) weeks, any of Employer’s property in his possession or under his control, including but not limited to, computer/office automation equipment, passwords, keys, electronic ID cards, records and names, addresses, and other information with regard to customers or potential customers of Employer with whom Employee has had contact or done business.

8.	RELATIONSHIP OF PARTIES: The Parties intend that this Agreement create an employee-employer relationship between the Parties.

9.
NOTICES:  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Employer:

ZRHO Beverages Inc.
4446 E. Amberwood Dr.
Phoenix, Arizona 85048

As to Employee:

Edward C. Orr III
                        4446 E. Amberwood Dr.
Phoenix, Arizona 85048

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other Parties in accordance with this Section 9.

10.	MISCELLANEOUS:

10.1
Entire Agreement:  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

10.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

10.3
Binding:  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by Employer, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

10.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

10.5
Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

10.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

10.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of Arizona, without reference to the choice of law principles thereof.

10.8	Arbitration:

10.8.1
Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Phoenix, Arizona but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of Arizona as if this Agreement were executed and all actions were performed hereunder within the State of Arizona.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for Employer’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

10.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers’ compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

10.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Employee’s remedy under Section 8.5 in the event of any termination without Cause or the exclusivity of Employee’s remedy under Section 8.4 in the event of any termination with Cause, and does not require Employer to provide Employee with any type of progressive discipline.

10.8.4
Title:  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

10.8.5	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Employer:                                                                           ZRHO BEVERAGES, INC.,
a Nevada corporation

By: /S/ Edward C. Orr III

Edward C. Orr III
Chairman

Employee:
By: /S/ Edward C. Orr III

     Edward C. Orr III
     Chief Executive Officer

ADDENDUM A

Job Title:                      Chief Executive Officer

Department:                                Executive
Reports To:                      Board of Directors

JOB DESCRIPTION FOR EDWARD C. ORR III

SUMMARY

The Chief Executive Officer (“CEO”) has primary responsibility for planning, organizing, staffing, and operating ZRHO Beverages, Inc. (“ZRHO”) toward its primary objectives, based on profit and return on capital, and is accountable to the Board of Directors for the results of performance of all employees.

The CEO is accountable for all corporate legal and fiduciary activities.

The CEO establishes and communicates the management style, corporate culture, business philosophy and ethical values by which ZRHO will operate.

The CEO manages and directs ZRHO by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

Plans the overall business strategy and goals of ZRHO that will assure a defined rate of return on stockholder investment and establishes objectives for each function to meet those goals, with the cooperation of the Board of Directors.

Plans, coordinates, and controls the daily operation of ZRHO through ZRHO’s managers.  Prepares and presents an annual business plan and budget, for ZRHO’s operations, to the Board of Directors.

Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

Determines the appropriate organization structure and staffing responsibilities required to meet ZRHO’s objectives.  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

Meets with ZRHO’s executives to ensure that operations are being executed in accordance with ZRHO’s policies.

Oversees the adequacy and soundness of ZRHO’s financial structure.

Reviews operating results of ZRHO, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

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Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

Establishes and maintains an effective system of communications throughout ZRHO.

Fulfills responsibility to the Board of Directors to inform or seek approval for significant matters such as financing, capital expenditures, and appointment of officers.

Ensures that ZRHO business transactions are conducted in accordance with prevailing legal and regulatory requirements.

Reviews and determines approval of all recommendations for compensation of officers, managers and employees.

Evaluates performance of executives for compliance with established policies and objectives of firm and contributions in attaining objectives.

Any other job, duty or task reasonably assigned from time to time by the Board of Directors of ZRHO, acting reasonably.

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